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                                    EXHIBIT C


                        PREFERRED STOCKHOLDERS AGREEMENT


         PREFERRED STOCKHOLDERS AGREEMENT, dated as of August 2, 2000 (this "Agreement"), by and among NR Holdings Limited and NR Investments Limited (the "Series A Investors") and NR2 Holdings Limited, DB Capital Investors, L.P., J.P. Morgan Capital Corporation and Sixty Wall Street Fund, L.P. (the "Series B Investors," and together with the Series A Investors, the "Investors").

                              W I T N E S S E T H:

         WHEREAS, the Series A Investors are the holders of all of the shares (the "Series A Preferred Shares") of Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of NationsRent, Inc. (the "Company");

         WHEREAS, concurrently herewith, the Series B Investors and the Company are entering into a Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which the Series B Investors are purchasing all of the shares (the "Series B Preferred Shares," and together with the Series A Preferred Shares, the "Preferred Shares") of Series B Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series B Preferred Stock," and together with the Series A Preferred Stock, the "Preferred Stock");

         WHEREAS, the Series B Investors wish to set forth their agreement regarding the manner in which the Series B Preferred Shares will be voted on the election of directors that the holders of Series B Preferred Stock are entitled to elect pursuant to the Certificate of Designation of the Company containing the terms of the Series B Preferred Stock (the "Certificate of Designation");

         WHEREAS, all of the Investors wish to set forth their agreement regarding certain tag-along rights that each of them shall have upon certain sales by the others of capital stock of the Company.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties hereto hereby agree as follows:

         1. Voting. Each of the Series B Investors hereby agrees that, at any meeting of the holders of the Series B Preferred Stock, however called, or in connection with any written consent in lieu thereof, it shall vote all Series B Preferred Shares owned or controlled by it, whether now owned or controlled or hereafter acquired or controlled, to elect and maintain in office as directors of the Company (a) at all times at which the holders of the Series B Preferred Stock are entitled pursuant to Section 7(ii)(i) of the Certificate of Designation or Section 7.8(a) of the Stock Purchase Agreement to elect two members of the Company's Board of Directors, one person designated in writing by DB Capital Investors, L.P. and one person designated in writing by J.P. Morgan Capital Corporation, (b) at all times at which the holders of the Series B Preferred Stock are entitled pursuant to Section 7(ii)(ii) of the Certificate of Designation to elect one member of the Company's Board of Directors, one person designated in writing by holders of a majority of the Series B Preferred Shares then held by the Series B Investors, and (c) at all
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times at which the holders of the Series B Preferred Stock are entitled pursuant to Section 7(ii)(iii) of the Certificate of Designation to elect one member of the Company's Board of Directors, one person designated in writing by the Series B Investor whose voting or dispositive power with respect to Series B Preferred Shares was responsible for the holders of Series B Preferred Stock being entitled to elect a member of the Company's Board of Directors under that Section at that time. The initial designees of DB Capital Investors, L.P. and J.P. Morgan Capital Corporation pursuant to clause (a) above are Robert G. Sharp and Simon Moore, respectively. The Series B Investors agree to take such action as may be necessary to call and hold a meeting of the holders of the Series B Preferred Stock or execute a written consent in lieu thereof upon the request of the holder or holders entitled at the time pursuant to the foregoing provisions to designate directors, and to remove previous designees and/or elect new directors in accordance with the directions of such holder or holders. The
Series B Investors shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of the foregoing provisions. The provisions of this Section 1 shall terminate at such time as the Series B Investors, Investcorp, S.A. and their respective Affiliates hold in the aggregate fewer than 25,000 Series B Preferred Shares. Nothing contained in this Agreement shall obligate either J.P. Morgan Capital Corporation or DB Capital Investors, L.P. to designate a director to the Company's Board of Directors.

         2.       Tag-Along Rights.

                  (a) For purposes of this Agreement, the term "Conversion Shares" means shares of Common Stock of the Company issued upon conversion of Preferred Shares.

                  (b) For purposes of this Agreement, the term "Tag-Along Sale" means any transaction or series of transactions occurring at substantially the same time, other than an underwritten offering, which involves the sale by any Investor of Preferred Shares convertible into, or Conversion Shares representing, or a combination of Preferred Shares convertible into and Conversion Shares representing, 1% or more of the then outstanding shares of Common Stock of the Company ("Common Stock"), calculated on a fully-diluted basis for all outstanding options, warrants and other securities convertible into or exchangeable for shares of Common Stock, other than any sale by NR2 Holdings Limited to Investcorp, S.A. or to an Affiliate (as defined in the Stock Purchase Agreement) of NR2 Holdings Limited or of Investcorp, S.A., or any sale by any other Investor to an Affiliate of such Investor.

                  (c) Tag-Along Right. In connection with any proposed Tag-Along Sale, the Investor proposing such sale (the "Selling Investor") shall afford to each of the other Investors (the "Other Investors") the opportunity to participate in such sale, on the same terms and conditions as the Selling Investor, and on a pro rata basis. Pro-rata basis shall be determined based upon the total number of Conversion Shares then held and shares of Common Stock issuable upon conversion of Preferred Shares then held by the Selling Investor and Other Investors that are participating in such sale. In any such transaction, Other Investors shall, to the extent practicable, transfer Preferred Shares if the Selling Investor is transferring Preferred Shares and Conversion Shares if the Selling Investor is transferring Conversion Shares (or in a proportional combination if the Selling Investor is selling both); provided that to the extent that a participating Other Investor does not hold a sufficient number of Preferred Shares to fully participate in such transaction, such Other Investor shall be permitted to deliver instead the number of Conversion Shares into which the Preferred Shares it would have been entitled to deliver are convertible. In addition, Other Investors shall, to the extent possible, transfer Series

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A Preferred Shares if the Selling Investor is transferring Series A Preferred
Shares and Series B Preferred Shares if the Selling Investor is transferring Series B Preferred Shares; provided that a participating Other Investor shall be permitted to deliver Preferred Shares of the other Series to the extent such Other Investor does not hold any or a sufficient number of Preferred Shares of the Series being transferred by the Selling Investor to participate or fully participate in such transaction otherwise. If Preferred Shares of the other Series are transferred, the number of Preferred Shares of the other Series to be transferred shall be determined on an as-converted to Conversion Shares basis. For example, if the conversion prices of the Series A Preferred Shares and the Series B Preferred Shares were $8.00 and $6.00, respectively, then 48 Series A Preferred Shares would be treated as equivalent to 36 Series B Preferred Shares, because each would be convertible into 6,000 Conversion Shares.

                  (d) Notices. The Selling Investor shall, at least 10 days prior to the Tag-Along Sale, give written notice to the Other Investors providing a summary of the terms of the proposed sale and the number of Preferred Shares and Conversion Shares proposed to be sold in such Tag-Along Sale. Each Other Investor may exercise its right to participate in such Tag-Along Sale by providing written notice (a "Tag-Along Notice") to the Selling Investor stating the number of Preferred Shares and/or the number of Conversion Shares that the Other Investor wishes to sell in the Tag-Along Sale. If no Tag-Along Notice is received by the Selling Investor in the 10 day period prior to the proposed sale from an Other Investor, the Selling Investor shall have the right for a 30-day period to sell up to the number of shares that such Other Investor was entitled to sell hereunder on terms and conditions no more favorable to the Selling Investor than those stated in the notice provided to the Other Investors pursuant to the first sentence of this Section.

         3.       Miscellaneous.

                  (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (b) Transfers. In the event of any sale or transfer of Series B Preferred Shares, the transferred shares shall remain subject to the provisions of Section 1 of this Agreement and the transferee shall be treated as a "Series B Investor" for purposes of Sections 1 and 3 of this Agreement. In the event of any sale or transfer of Preferred Shares or Conversion Shares by NR2 Holdings Limited to Investcorp, S.A. or to an Affiliate of NR2 Holdings Limited or of Investcorp, S.A., or any sale or transfer of Preferred Shares or Conversion Shares by any other Investor to an Affiliate of such other Investor, the transferred shares shall remain subject to and shall be entitled to the benefit of the provisions of Section 2 of this Agreement and the transferee shall be treated as an "Investor" for purposes of Sections 1 and 3 of this Agreement. Preferred Shares or Conversion Shares sold in accordance with the provisions of Section 2 of this Agreement pursuant to a Tag-Along Sale shall no longer be subject to the provisions of Section 2 of this Agreement. In the case of any proposed transfer by an Investor of Preferred Shares or Conversion Shares that would remain subject to any of the provisions of this Agreement in the hands of the transferee pursuant to the foregoing, the Investor may not transfer such shares unless the Investor provides to the Company and the other Investors the transferee's written agreement to be bound by the applicable provisions of this Agreement. Any transfer of Preferred Shares or

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Conversion Shares in violation of the foregoing provisions of this Section 3(b)
or in violation of the provisions of Section 2 of this Agreement shall be void ab initio and of no force or effect.

                  (c) Assignment. Except as contemplated by Section 3(b), this Agreement may not be assigned by any party, by operation of law or otherwise, without the prior written consent of the other parties.

                  (d) Amendments. Section 1 of this Agreement may not be amended, and no provision thereof may be waived, except by written agreement executed by Series B Investors holding Series B Preferred Shares representing at least two-thirds of the number of Series B Preferred Shares then held by all of the Series B Investors. Section 2 of this Agreement may not be amended, and no provision thereof may be waived, except by written agreement executed by Investors holding Preferred Shares or Conversion Shares representing in the aggregate at least 90% of the number of shares of Common Stock issuable upon conversion of the Preferred Shares then held by all of the Investors plus the number of Conversion Shares then held by all of the Investors. For purposes of the foregoing provisions, an amendment to Section 3 of this Agreement shall be treated as an amendment to Section 1, as an amendment to Section 2 or as amendments to both Sections depending on which Sections are impacted or potentially impacted by the amendment. Notwithstanding the foregoing, the observance of a term of this Agreement may in any event be waived in writing by the party that will give up the benefit of such term as a result of the waiver.

                  (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by telecopy, by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:


If to DB Capital Investors, L.P.:         130 Liberty Street, 25th Floor
                                          New York, NY  10006
                                          Attention: Jon Mattson
                                          Facsimile: 212-250-7651


If to J.P. Morgan Capital Corporation     60 Wall Street, 14th Floor
or Sixty Wall Street Fund, L.P.:          New York, NY  10260
                                          Attention: Simon Moore
                                          Facsimile: 212-648-5032


If to NR2 Holdings Limited:               c/o Investcorp Management Services
                                             Limited
                                          Investcorp House
                                          P.O. Box 5430
                                          Manama, Bahrain
                                          Facsimile: 973-531-927
                                          Attention: H. Richard Lukens III


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         with a copy to:                  c/o Investcorp International Inc.
                                          280 Park Avenue, 37th Floor West
                                          New York, New York 10017
                                          Facsimile: 212.599.4700
                                          Attention: Christopher O'Brien


And with a copy in all cases to:          Gibson, Dunn & Crutcher LLP
                                          200 Park Avenue, 48th Floor
                                          New York, NY  10166
                                          Facsimile: 212.351.4035
                                          Attention: E. Michael Greaney

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         (f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction in order to be enforceable to the maximum extent possible in accordance with the intention of the parties.

         (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         (i) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

         (j) Legend. All certificates evidencing Preferred Shares or Conversion Shares owned by the Investors shall bear a legend substantially as follows during the term of this agreement:

                  "The securities represented by this Certificate are subject to the provisions of a Preferred Stockholders Agreement dated August 2, 2000 among the holders of the Series A Convertible Preferred Stock of the Company and the holders

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                  of the Series B Convertible Preferred Stock of the Company, as
                  amended from time to time, with respect to voting rights and transfers, and no transfer hereof may be made except in accordance with the provisions of Section 2 and Section 3(b) of that Preferred Stockholders Agreement."

         (k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.




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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                   NR HOLDINGS LIMITED, a Cayman Islands company

                                   By: /s/ Patricia Tricarico
                                       -----------------------------------------
                                           Name:  The Director Ltd.
                                           Title: Director


                                   NR INVESTMENTS LIMITED, a Cayman Islands company

                                   By: /s/ Patricia Tricarico
                                       -----------------------------------------
                                           Name:  The Director Ltd.
                                           Title: Director


                                   NR2 HOLDINGS LIMITED, a Cayman Islands
                                   company

                                   By: /s/ Patricia Tricarico
                                       -----------------------------------------
                                           Name:  The Director Ltd.
                                           Title: Director


                                   DB CAPITAL INVESTORS, L.P., a Delaware
                                   limited partnership

                                        By:  DB Capital Partners, L.P.,
                                             its General Partner

                                             By:  DB Capital Partners, Inc.,
                                                  its General Partner

                                                  By: /s/ Jon Mattson
                                                      --------------------------
                                                          Jon E. Mattson
                                                          Vice President


                                   J.P. MORGAN CAPITAL CORPORATION, a Delaware corporation

                                   By: /s/ Simon Moore
                                       -----------------------------------------
                                           Simon Moore
                                           Vice President


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                                   SIXTY WALL STREET FUND, L.P., a Delaware
                                   limited partnership

                                        By:  Sixty Wall Street Corporation,
                                             its General Partner

                                             By: /s/ Simon Moore
                                                 -------------------------------
                                                     Simon Moore
                                                     Vice President


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